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                                  EXHIBIT 10.13

                EMPLOYMENT AGREEMENT DATED MAY 24, 2000, BETWEEN
                       REGISTRANT AND EDWARD C. MILLIGAN


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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 24th day of May, 2000, by and between First Sterling Banks, Inc., a Georgia corporation (hereinafter, the "Company"), and Edward C. Milligan (hereinafter, "Executive"), to be effective as of the Effective Date, as defined in Section 1.

                                   BACKGROUND

         Executive is currently employed as the President and Chief Executive Officer of the Company and The Westside Bank & Trust Company pursuant to that certain Employment Agreement dated August 16, 1995 (the "Prior Employment Agreement"). The Company and Main Street Banks Incorporated ("MSBI") have entered into that certain Merger Agreement, dated as of December 1, 1999 (the "Merger Agreement"), pursuant to which MSBI will merge with and into the Company (the "Merger"). The Company desires to retain Executive as the President and Chief Executive Officer of the Company and, after two years, as the Chairman of the Board of Directors of the Company, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EFFECTIVE DATE. The effective date of this Agreement (the "Effective Date") will be the date on which the effective time of the Merger occurs, and on such date the Prior Employment Agreement shall terminate.

         2. EMPLOYMENT. Executive is hereby employed on the Effective Date as the President and Chief Executive Officer of the Company. Beginning on the second anniversary of the Merger, Executive shall become the Chairman of the Board of Directors of the Company and shall continue as Chief Executive Officer in addition to his other duties. In each such capacity, Executive shall have such responsibilities commensurate with such positions as set forth in the bylaws of the Company and as shall be assigned to him by the Board of Directors of the Company. Executive will report directly to the Board of Directors of the Company.

         3. EMPLOYMENT PERIOD. Unless earlier terminated herein in accordance with Section 6 hereof, Executive's employment shall be for a three year term (the "Employment Period"), beginning on the Effective Date. Beginning on the third anniversary of the Effective Date and on each anniversary of the Effective Date, the Employment Period shall, without further action by Executive or the Company, be

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extended by an additional one-year period; PROVIDED, HOWEVER, that either party may, by notice to the other, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

         4. EXTENT OF SERVICE. During the Employment Period, and excluding any periods of vacation to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; PROVIDED, HOWEVER, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities hereunder.

         5. COMPENSATION AND BENEFITS.

                  (a) BASE SALARY. During each year of the Employment Period, the Company will pay to Executive annual base salary in the amount equal to U.S. $154,000 ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time. The Compensation Committee of the Board of Directors of the Company shall review Executive's Base Salary annually and in its sole discretion, subject to approval of the Board of Directors of the Company, may increase Executive's Base Salary from year to year; provided that annual increases of at least 3%, intended to approximate cost of living increases, shall be automatic. The annual review of Executive's salary by the Board will consider, among other things, Executive's own performance and the Company's performance, as well as any recommendations of an outside consulting firm that may be engaged by the Company, from time to time, to evaluate management compensation.

                  (b) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company ("Peer Executives"), and on the same basis as such Peer Executives.

                  (c) WELFARE BENEFIT PLANS. During the Employment Period, Executive and Executive's family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans") to the extent applicable generally to Peer Executives.

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                  (d) EXPENSES. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

                  (e) FRINGE BENEFITS. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for Peer Executives. Without limiting the foregoing, during the Employment Period, Executive shall be provided a car allowance or a Company-owned car of a model appropriate to his position, as determined by the Compensation Committee of the Board of Directors of the Company.

         6. TERMINATION OF AGREEMENT.

                  (a) DEATH, RETIREMENT OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death or Retirement during the Employment Period. For purposes of this Agreement, "Retirement" shall mean normal retirement as defined in the Company's then-current retirement plan, or if there is no such retirement plan, "Retirement" shall mean voluntary termination after age 65 with ten years of service. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. At the request of Executive or his personal representative, the Board's determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Company. Failing such independent certification (if so requested by Executive), Executive's termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

                  (b) TERMINATION BY THE COMPANY. The Company may terminate Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) the willful and continued failure of Executive to
perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure

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by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or

                           (ii) the willful engaging by Executive in illegal
conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

                           (iii) a requirement by any state or federal authority
regulating the Company or its subsidiaries that Executive be removed from his office.

         For purposes of this provision, no act or failure to act, on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company and its shareholders and subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company, its shareholders and subsidiaries. The cessation of employment of Executive under subparagraph (i) or (ii) above shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors the Company at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

                  (c) TERMINATION BY EXECUTIVE. Executive's employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i) without the written consent of Executive, a
change in Executive's status, title, position or responsibilities (including reporting responsibilities) which, in Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at the Effective Date or, if greater, at any time thereafter; the assignment to Executive of any duties or responsibilities which, in Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at the Effective Date or, if greater, at any time thereafter; or any other change in condition or circumstances that in Executive's reasonable judgment makes it materially more difficult for Executive to carry out the duties and responsibilities of his then-existing office; provided that Good Reason under this subparagraph (i) excludes an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

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                           (ii) a reduction, without the written consent of
Executive, in Executive's Base Salary as in effect on the Effective Date or as the same may be increased from time to time, or any failure to pay Executive any compensation or benefits to which he is entitled within five (5) days of the date due;

                           (iii) the failure by the Company (a) to continue in
effect (without reduction in benefit level and/or reward opportunities) any compensation or employee benefit plan in which Executive participated as of the Effective Date, or at any time thereafter, that is material to Executive's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation therein relative to other participants; or

                           (iv) the Company's requiring Executive, without
his consent, to be based at any office or location other than in Cobb County, Georgia or to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                           (v) the failure, for any reason, of Executive to
be re-elected to the Board of Directors of the Company;

                           (vi) the insolvency or the filing by any party,
including the Company or any of its subsidiaries, of a petition for bankruptcy of the Company or any such subsidiary, which petition is not dismissed within sixty (60) days;

                           (vii) any failure by the Company to comply with
and satisfy Section 14(c) of this Agreement;

                           (viii) any purported termination by the Company of
Executive's employment otherwise than as expressly permitted by this Agreement; or

                           (ix) the material breach by the Company of any
provision of this Agreement.

         Good Reason shall not include Executive's death or Disability. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Any good faith determination of Good Reason made by Executive shall be conclusive.

                  (d) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(f) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i)

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indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the termination date. If a dispute exists concerning the provisions of this Agreement that apply to Executive's termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (e) DATE OF TERMINATION. "Date of Termination" means (i) if Executive's employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

         7. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) TERMINATION BY EXECUTIVE FOR GOOD REASON; TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE. If, during the Employment Period, the Company shall terminate Executive's employment other than for Cause, or Executive shall terminate employment for Good Reason, then:

                  (i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                  A. the sum of (1) Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) Executive's target annual bonus for the year in which the Date of Termination occurred (the "Target Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365,
         (3) any accrued vacation pay to the extent not theretofore paid, and
         (4) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations"); and

                  B. the amount equal to three times the sum of (1) Executive's Base Salary in effect as of the Date of Termination, and (2) the Target Annual Bonus; and

                           (ii) for three years after the Date of
Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or

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policy, the Company shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other Peer Executives and their families, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

                           (iii) all of Executive's outstanding stock options
and other incentive awards from the Company in the nature of rights that may be exercised shall become fully exercisable and all restrictions on Executive's outstanding awards of restricted stock shall lapse; and

                           (iv) to the extent not theretofore paid or
provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                  (b) DEATH; DISABILITY OR RETIREMENT. If Executive's employment is terminated by reason of Executive's death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or his legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Executive's estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

                  (c) TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION WITHOUT GOOD REASON. If Executive's employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 7(a)(i)(A)) and the timely payment or provision of Other Benefits.

         8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 15(d), shall anything herein limit or otherwise affect such rights as Executive may

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have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) All determinations required to be made under this
Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by Executive and reasonably acceptable to the Company as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

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         10. COSTS OF ENFORCEMENT. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.

         11. REPRESENTATIONS AND WARRANTIES. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

         12. RESTRICTIONS ON CONDUCT OF EXECUTIVE.

                  (a) GENERAL. Executive and the Company understand and agree that the purpose of the provisions of this Section 12 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive's post-employment competition with the Company PER SE, nor is it intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 12 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 12.

                  (b) DEFINITIONS. The following capitalized terms used in this Section 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                           "COMPETITIVE POSITION" means any employment with a
Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

                           "COMPETITIVE SERVICES" means the provision of
banking products and services similar in scope to those provided by the Company and its subsidiaries as of the Effective Date.

                           "COMPETITOR" means any Person engaged, wholly or
in part, in Competitive Services.

                           "CONFIDENTIAL INFORMATION" means all information
regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or

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authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

                           "DETERMINATION DATE" means the date of termination
of Executive's employment with the Company for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

                           "PERSON" means any individual or any corporation,
partnership, joint venture, limited liability company, association or other entity or enterprise.

                           "PRINCIPAL OR REPRESENTATIVE" means a principal,
owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                           "PROTECTED CUSTOMERS" means any Person to whom the
Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

                           "PROTECTED EMPLOYEES" means employees of the
Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

                           "RESTRICTED PERIOD" means the Employment Period
and a period extending two (2) years from the Date of Termination.

                           "RESTRICTED TERRITORY" means the areas within a 25
mile radius of each banking office of the Company or its subsidiaries immediately after the Effective Date.

                           "RESTRICTIVE COVENANTS" means the restrictive
covenants contained in Section 9(c) hereof.

                           "TRADE SECRET" means all information, without
regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential

                                       -10-
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customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Georgia.

                  (c) RESTRICTIVE COVENANTS.

                           (i) RESTRICTION ON DISCLOSURE AND USE OF
CONFIDENTIAL INFORMATION AND TRADE SECRETS. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

         Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; PROVIDED, HOWEVER, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

                           (ii) NONSOLICITATION OF PROTECTED EMPLOYEES.
Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

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                           (iii) RESTRICTION ON RELATIONSHIPS WITH PROTECTED
CUSTOMERS. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; PROVIDED, HOWEVER, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.

                           (iv) NONCOMPETITION WITH THE COMPANY. The parties
acknowledge: (A) that Executive's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers of the Company;
(B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive's special experience and talent, the loss of Executive's services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; PROVIDED, HOWEVER, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

         (d) ENFORCEMENT OF RESTRICTIVE COVENANTS.

                           (i) RIGHTS AND REMEDIES UPON BREACH. In the event
Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                           (ii) SEVERABILITY OF COVENANTS. Executive
acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

         13. ARBITRATION. Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. Section 1, ET. SEQ. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. Section 10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

         14. ASSIGNMENT AND SUCCESSORS.

                  (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

         15. MISCELLANEOUS.

                  (a) WAIVER. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                  (b) SEVERABILITY. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                  (c) OTHER AGENTS. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

                  (d) ENTIRE AGREEMENT. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

                  (e) GOVERNING LAW. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (f) NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

                  To Company:   First Sterling Banks, Inc.
                                676 Chastain Road
                                Kennesaw, Georgia 30144
                                Attention:  Secretary

                  To Executive: Edward C. Milligan
                                600 Longstreet Drive
                                Marietta, Georgia  30064

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                  (g) AMENDMENTS AND MODIFICATIONS. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

                  (h) CONSTRUCTION. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

                         (SIGNATURES ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                     FIRST STERLING BANKS, INC.

                                     By:  /s/ Robert R. Fowler III
                                        -------------------------------
                                     Title:  Chairman of the Board of Directors

                                     EXECUTIVE:

                                     /s/ Edward C. Milligan
                                     ----------------------------------
                                     Edward C. Milligan